EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Jeffrey Goldberger / Yemi Rose KCSA Strategic Communications 212-896-1249 / 212-896-1233 jgoldberger@kcsa.com/yrose@kcsa.com

Rexahn Pharmaceuticals Receives Notice from NYSE Alternext US LLC

Rockville, Maryland, February 27, 2009 – Rexahn Pharmaceuticals, Inc. (NYSE Alternext US: RNN), a leader in development of innovative therapeutics for life-threatening and life-debilitating diseases, today announced that on February 24, 2009, the Company  was notified by the staff of the NYSE Alternext US LLC (the “Exchange”), formerly known as the American Stock Exchange, Inc., that the staff has determined, following a review of publicly available information, that the Company is not in compliance with Section 1003(a)(iii) of the NYSE Alternext Company Guide (the “Company Guide”) in that it has stockholder equity of less than $6 million and losses from continued operations and net losses in its five most recent fiscal years.

In order to maintain its listing, the Company must submit a plan by March 24, 2009 (the “Plan”) advising the Exchange of action it has taken or will take, that would bring it into compliance with the continued listing standards.  Subject to the Plan being accepted by the Exchange, the Company would have up to August 24, 2010 to implement the Plan, during which time period the Company would be subject to periodic review to determine whether it is making progress consistent with the Plan.  The Company has verbally informed the staff of the Exchange that it intends to make a timely submission to the Exchange of the Plan to resolving the listing deficiencies and to regaining its compliance with the Exchange's continued listing requirements.

About Rexahn Pharmaceuticals, Inc.

Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. For more information please visit www.rexahn.com

Safe Harbor

This press release contains statements (including projections and business trends) that are forward-looking statements. Rexahn’s actual results may differ materially from the anticipated results and expectations expressed in these forward-looking statements as a result of certain risks and uncertainties, including Rexahn’s lack of profitability and its need for additional capital to operate its business to develop its product candidates; the risk that Rexahn’s development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn’s product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn’s claims; demand for and market acceptance of Rexahn’s drug candidates; Rexahn’s reliance on third party researchers and manufacturers to develop its product candidates; Rexahn’s ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof; Rexahn assumes no obligation to update these forward-looking statements.

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